Exhibit 99.1

012 Smile.Communications Ltd.

Combined and Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
012 Smile.Communications Ltd.:

We have audited the accompanying consolidated balance sheets of 012 Smile.Communications Ltd. and subsidiary (hereinafter – the “Company”) as of December 31, 2007 and 2008, and the related combined and consolidated statements of operations, changes in shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2008. These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2008 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements as of and for the year ended December 31, 2008 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, the consolidated financial statements expressed in NIS have been translated into dollars on the basis set forth in Note 2 of the notes to the combined and consolidated financial statements.

As discussed in Note 2 to the combined and consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, as of January 1, 2007.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International
Tel Aviv, Israel

June 24, 2009

012 Smile.Communications Ltd.

Consolidated Balance Sheets (in thousands)

			Convenience translation into US Dollars (Note 2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

Current assets

Cash and cash equivalents	229,895	60,652	15,953
Marketable securities	-	76,742	20,185
Trade receivables, net of allowance for doubtful accounts of
NIS 12,294 and NIS 12,730 at December 31, 2007 and 2008	194,964	203,009	53,395
Parent company receivable	6,553	-	-
Related parties receivables	2,161	-	-
Prepaid expenses and other current assets	19,804	23,038	6,059
Deferred tax assets	9,396	17,838	4,692

Total current assets	462,773	381,279	100,284

Long-term trade receivables	3,460	6,350	1,670
Marketable securities	-	152,020	39,984
Assets held for employee severance benefits	18,453	16,499	4,340
Property and equipment, net	160,211	169,406	44,557
Other assets, net	295,592	291,607	76,698
Other intangible assets, net	202,376	174,640	45,934
Goodwill	411,171	411,171	108,146

Total assets	1,554,036	1,602,972	421,613

/s/ Stella Handler	/s/ Doron Ilan

Stella Handler	Doron Ilan
Chief Executive Officer	Chief Financial Officer

Date of signature: June 24, 2009

The accompanying notes are an integral part of the combined consolidated financial statements.

012 Smile.Communications Ltd.

Consolidated Balance Sheets (in thousands except share data)

			Convenience translation into US Dollars (Note 2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

Liabilities and shareholders' equity
Current liabilities

Short-term bank credit	2,407	-	-
Current maturities of long-term obligations	3,558	99,295	26,116
Accounts payable	164,535	141,055	37,100
Loan from the parent company	105,733	111,344	29,286
Other payables and accrued expenses	100,558	115,339	30,337
Parent company payable	1,103	1,410	371
Related parties payables	-	2,228	586

Total current liabilities	377,894	470,671	123,796

Long-term liabilities

Debentures	437,460	385,919	101,504
Long-term obligations and other payables	23,294	143	38
Deferred tax liabilities	29,027	25,535	6,716
Liability for employee severance benefits	32,318	32,430	8,530

Total long-term liabilities	522,099	444,027	116,788

Commitments and Contingencies (Note 19)

Shareholders' equity

Ordinary shares NIS 0.1 par value -
50,000,000 shares authorized at December 31, 2007 and 2008;
18,370,000 and 25,360,000 shares issued and outstanding at
December 31, 2007 and 2008, respectively	2,536	2,536	667

Additional paid-in capital	611,615	612,009	160,970
Accumulated other comprehensive loss	-	(14,645)	(3,852)
Retained earnings	39,892	88,374	23,244

Total shareholders' equity	654,043	688,274	181,029

Total liabilities and shareholders' equity	1,554,036	1,602,972	421,613

The accompanying notes are an integral part of the combined and consolidated financial statements.

012 Smile.Communications Ltd.

Combined and Consolidated Statements of Operations

(in thousands except share and per share data)

				Convenience translation into US Dollars (Note 2)
	Year ended December 31			Year ended December 31 2008
	2006	2007	2008
	NIS	NIS	NIS	US$

Revenue*	343,086	1,102,888	1,106,203	290,953

Cost and operating expenses:
Cost of revenue**	224,565	762,205	753,416	198,163
Selling and marketing	59,864	157,304	162,274	42,683
General and administrative	22,921	57,984	55,913	14,706
Impairment and other charges	10,187	10,433	6,705	1,764

Total operating expenses	317,537	987,926	978,308	257,316

Operating income	25,549	114,962	127,895	33,637
Financial income	1,829	4,694	7,640	2,010
Financial expenses	19,095	56,737	64,879	17,064

Income before income taxes	8,283	62,919	70,656	18,583
Income tax expense	10,315	23,027	22,174	5,832

Net income (loss)	(2,032)	39,892	48,482	12,751

Earnings (loss) per share
Basic and diluted earnings (loss) per share	(0.11)	2.05	1.91	0.50

Weighted average number of ordinary
shares used in calculation of basic and
diluted earnings per share	18,370,000	19,493,329	25,360,000	25,360,000

*	Includes revenues from related parties of NIS 2,496, NIS 2,864 and NIS 6,848 for the years ended December 31, 2006, 2007 and 2008, respectively.
**	Includes cost of revenue from related parties of NIS 62, NIS 1,258 and NIS 10,350 for the years ended December 31, 2006, 2007 and 2008, respectively.

The accompanying notes are an integral part of the combined and consolidated financial statements.

012 Smile.Communications Ltd.

Combined and Consolidated Statements of Changes in Shareholders' Equity (in thousands except share data)

	Share capital		Parent company investment	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total comprehensive income (loss)	Total	Convenience translation into US dollars (Note 2)
	Number of shares	Amount
	NIS 0.1 par value								US$

Balance as of January 1, 2006	18,370,000	1,837	134,700	-	-	-		136,537

Changes during 2006:
Contribution from parent company	-	-	8,012	-	-	2,032		10,044
Net loss	-	-	-	-	-	(2,032)	(2,032)	(2,032)

Total comprehensive loss							(2,032)

Balance as of December 31, 2006	18,370,000	1,837	142,712	-	-	-		144,549

Changes during 2007:
Contribution from parent company	-	-	170,238	-	-	-		170,238
Paid-in capital from parent company	-	-	(312,950)	312,950	-	-		-
Issuance of shares, net	6,990,000	699	-	298,665	-	-		299,364
Net income	-	-	-	-	-	39,892	39,892	39,892

Total comprehensive income							39,892

Balance as of December 31, 2007	25,360,000	2,536	-	611,615	-	39,892		654,043	172,026

Changes during 2008:
Share-based compensation	-	-	-	3,429	-	-		3,429	902
Capital contribution from controlling shareholder
(Note 18D)	-	-	-	(3,035)	-	-		(3,035)	(798)
Comprehensive loss, net of tax -
Unrealized losses on available- for-sale marketable
securities, net of deferred tax benefit of NIS 4,882	-	-	-	-	(14,645)	-	(14,645)	(14,645)	(3,852)
Net income	-	-	-	-	-	48,482	48,482	48,482	12,751

Total comprehensive income							33,837

Balance as of December 31, 2008	25,360,000	2,536	-	612,009	(14,645)	88,374		688,274	181,029

The accompanying notes are an integral part of the combined and consolidated financial statements.

012 Smile.Communications Ltd.

Combined and Consolidated Statements of Cash Flows (in thousands)

				Convenience translation into US dollars (Note 2)
	Year ended December 31			Year ended December 31 2008
	2006	2007	2008
	NIS	NIS	NIS	US$

Cash flows from operating activities:
Net (loss) income	(2,032)	39,892	48,482	12,751

Adjustments to reconcile net income to
net cash provided by operating activities:

Depreciation and amortization	21,433	110,981	111,723	29,386
Stock-based compensation	-	-	3,429	902
Deferred tax benefit	(94)	(11,129)	(7,052)	(1,855)
Accrued interest on debentures	-	20,458	21,061	5,539
Increase in allowance for doubtful accounts, net	1,102	5,931	436	115
Increase (decrease) in employee severance
benefits, net	(135)	(34)	2,066	543
Impairment and other charges	8,202	-	-	-
Linkage and interest differences on long-term
obligations, exchange rate difference and other	(1,361)	24,592	47,865	12,589
Gain from redemption of debentures	-	-	(3,052)	(803)
Realized and unrealized (income) expenses on
marketable securities, net	(79)	883	9,518	2,503
Changes in assets and liabilities,
net of effects of acquisition:
Trade receivables including non current portion	(8,489)	(7,552)	(11,371)	(2,990)
Prepaid expenses and other current assets	(364)	2,116	(1,931)	(508)
Other assets, net	1,234	(52)	483	127
Accounts payable	18,947	7,102	(35,766)	(9,407)
Receivables (payables) from parent company and
related parties, net	(918)	(5,274)	8,214	2,160
Other payables and accrued expenses	659	34,236	14,781	3,889

Net cash provided by operating activities	38,105	222,150	208,886	54,941

Cash flows from investing activities:
Purchase of property and equipment and
other assets	(11,175)	(50,808)	(56,135)	(14,765)
Investment in trading marketable securities	-	-	(186,678)	(49,100)
Proceeds from sale of trading marketable securities	-	-	100,417	26,412
Investment in available-for-sale marketable
securities	-	-	(171,546)	(45,120)
Purchase of a subsidiary company, net of cash
acquired	(5,118)	(585,636)	-	-

Net cash used in investing activities	(16,293)	(636,444)	(313,942)	(82,573)

The accompanying notes are an integral part of the combined and consolidated financial statements.

012 Smile.Communications Ltd.

Combined and Consolidated Statements of Cash Flows (in thousands) (cont'd)

				Convenience translation into US Dollars (Note 2)
	Year ended December 31			Year ended December 31 2008
	2006	2007	2008
	NIS	NIS	NIS	US$

Cash flows from financing activities:
Changes in short-term bank credit, net	41,552	(329,232)	(2,407)	(633)
Loan from parent company	-	100,640	-	-
Payments in respect of long-term finance
arrangement	(35,421)	(50,247)	(25,835)	(6,795)
Issuance of debentures, net of issuance expense	-	423,779	-	-
Redemption of debentures	-	-	(15,913)	(4,186)
Contribution from parent company	10,044	170,238	-	-
Proceeds from issuance of shares, net	-	299,364	-	-

Net cash provided by (used in) financing
activities	16,175	614,542	(44,155)	(11,614)

Changes in cash and cash equivalents	37,987	200,248	(149,211)	(39,245)
Effect of exchange rate changes	-	(8,340)	(20,032)	(5,269)
Cash and cash equivalents at
beginning of the year	-	37,987	229,895	60,467

Cash and cash equivalents at end of year	37,987	229,895	60,652	15,953

Supplemental information:

Interest paid	382	11,463	649	171

Income taxes paid	-	8,000	21,515	5,659

Supplementary disclosure of
non-cash investing activities:

Net change in unrealized losses on available-
for-sale marketable securities	-	-	14,645	3,852

Acquisition of property and equipment
and other assets on credit	7,545	13,063	12,286	3,231

012 acquisition	584,621	-	-	-

As discussed in Note 1, on December 31, 2006, the Company completed the acquisition of 012 Golden Lines Ltd. for a total consideration of NIS 599.4 million. The majority of the consideration for the acquisition was paid in January 2007 and March 2007.

The accompanying notes are an integral part of the combined and consolidated financial statements.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 1 – General

012 Smile.Communications Ltd. (hereinafter “the Company”) is a majority owned subsidiary of Internet Gold – Golden Lines Ltd. (“IGLD” or “the Parent Company”), a publicly traded corporation currently traded on the NASDAQ Global Market and on the Tel-Aviv Stock Exchange (TASE). The Company commenced operations in 2000.

On October 31, 2007, the Company consummated an initial public offering (“the IPO”) of its ordinary shares on the NASDAQ Global Market, see Note 15. Following the IPO the Company also listed its shares for trading on the TASE.

The Company is a communication services provider in Israel, focused on offering broadband and traditional voice services to residential and business customers, as well as to domestic and international communication services providers, or carriers.

On December 31, 2006, the Company acquired the entire outstanding share capital of 012 Golden Lines Ltd. (hereinafter “012”) for a total consideration of approximately NIS 599.4 million. The consideration for the acquisition was paid subsequent to the balance sheet date in two installments, in January 2007 and March 2007.

In addition, subsequent to the acquisition, all of the assets and liabilities of 012 were merged into the Company and 012 ceased to exist as a separate legal entity. The statutory merger was approved by an Israeli court in February 2007.

On December 31, 2006, the Company and IGLD signed an agreement for the transfer of the assets, liabilities and operations related to the communication business of IGLD (the “Communication Business”) to the Company. On May 9, 2007, the transfer was authorized as a tax free transfer by the Israeli Tax Authorities.

Prior to the IPO, the combined financial statements include the Company and its subsidiary as well as certain assets, liabilities and related operations not owned by the Company during the reported periods which were transferred to the Company (the “Contribution”) by IGLD. The combined statements of operations include the historical results of the Communication Business within IGLD that were transferred to the Company. Because no direct ownership relationship existed among all the various units comprising the Communication Business and the Company, IGLD’s net investment in the Company is shown in lieu of shareholders’ equity in the combined financial statements.

Subsequent to the transfer of the Communication Business, IGLD and the Company entered into a series of supply and services agreements, pursuant to which IGLD and the Company provide a variety of services to each other. These services include distribution of certain of IGLD’s products, facilities, administrative and accounting services. Charges for these services are calculated based on the nature of the service involved (see Note 18).

Following the IPO, the Parent Company investment account was reclassified as additional paid-in capital and the combined financial statements were presented on a consolidated basis.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies

Basis of presentation

The combined and consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The combined financial statements through the date of the IPO have been derived from the financial statements and accounting records of IGLD using the historical results of operations and historical basis of the assets and liabilities of the Communication Business. Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Company’s future results of operations, financial position and cash flows, or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented. The combined financial statements include allocations of certain of IGLD’s corporate headquarters assets, liabilities and expenses directly relating to the Communication Business that were transferred to the Company from IGLD. In addition, general corporate overhead has been allocated to the Company either based on the ratio of the Communication Business costs and expenses to IGLD’s total costs and expenses or based on the Communication Business revenue as a percentage of IGLD’s total revenue.

General corporate overhead primarily includes cash management, legal, accounting, insurance, public relations, advertising and data services and amounted to NIS 3,452, for the year ended December 31, 2006. The costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone company.

IGLD used a centralized approach to cash management and the financing of its operations. Cash deposits from the Communication Business were transferred to IGLD on a regular basis and were netted against the Parent Company investment account. As a result, none of IGLD’s cash, cash equivalents or debt at the corporate level has been allocated to the Company in the combined financial statements. Cash and cash equivalents in the combined financial statements represents amounts held by the Company. Changes in the Parent Company investment represent IGLD’s contribution of its net investment after giving effect to the net income of the Company plus net cash transferred to or from IGLD.

The Company began accumulating its retained earnings starting from January 1, 2007.

The Company’s income taxes in the combined financial statements were calculated on a separate tax return basis. Certain payments for income taxes of the Communication Business historically have been offset against IGLD’s tax losses and do not necessarily reflect what the Communication Business would have paid had it been stand-alone entity. The tax expense amounts shown in the combined statements of income have been calculated based on management’s estimate of what the Communication Business may have incurred had it been a separate entity.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

Reporting principles

The functional currency of the Company is the local currency, the New Israeli Shekel (“NIS”). The Company prepares and presents its financial statements in NIS.

Transactions and balances denominated in NIS are presented at their original amounts.

Transactions and balances, not denominated in NIS, have been remeasured into NIS in accordance with the principles set forth in Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation” of the Financial Accounting Standards Board (“FASB”).

All exchange gains and losses from remeasurement of monetary balance sheet items denominated in non-NIS currencies are reflected in the combined and consolidated statement of operations when they arise.

Effect of changes in foreign currency exchange rates:

	December 31
	2006	2007	2008

Exchange rate of US$ in NIS	4.225	3.846	3.802
Change of exchange rate of US$ in %	(8.2)%	(9.0)%	(1.1)%

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management involve the assessment of collectibility of accounts receivable and the determination of the allowance for doubtful accounts, the allocation of corporate overhead, the computation of the Company’s effective tax rate and deferred tax assets and liabilities, the valuation of derivatives and share-based compensation, valuation of investments in marketable securities, income tax uncertainties and other contingencies and the valuation and useful life of its long-lived assets. Actual results may differ from those estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Convenience translation

For the convenience of the reader, the reported NIS figures as of December 31, 2008 and for year ended December 31, 2008 have been presented in thousands of U.S. Dollars translated at the representative rate of exchange as of December 31, 2008 (NIS 3.802 = U.S. Dollar 1.00). The U.S. Dollar (hereinafter – $) amounts presented in these financial statements should not be construed as representing amounts receivable or payable in U.S. Dollars or convertible into U.S. Dollars, unless otherwise indicated.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

Principles of combination and consolidation

The combined and consolidated financial statements include the activities of the Communication Business together with majority-owned or otherwise controlled subsidiaries of IGLD. All material intercompany transactions and balances between and among the Communication Business and the Company have been eliminated. Transactions between the Communication Business and other members of the IGLD group are included in these financial statements. The results of operations of 012 were included starting from the date of acquisition by the Company.

Cash and cash equivalents

The Company considers as cash equivalents all highly-liquid investments, including short-term bank deposits with an original maturity of three months or less, which are not encumbered by a lien.

Allowance for doubtful accounts

The financial statements include an allowance for doubtful accounts which properly reflects, in management’s estimation, the potential loss from non-collection of accounts. The Company provides for doubtful accounts on the basis of its experience in collecting past debts, as well as on the basis of information available to the management of the Company about specific customers.

The activity in the allowance for doubtful accounts for the years ended December 31, 2006, 2007 and 2008 is as follows:

				Convenience translation into US Dollars (Note 2)
	December 31			Year ended December 31 2008
	2006	2007	2008
	NIS	NIS	NIS	US$

Allowance for doubtful accounts is
comprised as follows:
Balance at beginning of year	5,261	6,363	12,294	3,234
Provision	1,373	9,668	5,714	1,503
Write-offs	(271)	(3,737)	(5,278)	(1,389)

Balance at end of year	6,363	12,294	12,730	3,348

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

Investments in marketable securities

Investment securities at December 31, 2008 consist of corporate debt and equity securities. The Company classifies its debt securities in one of two categories: trading or available-for-sale and its equity securities that have readily determinable fair values into available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. All securities not included in trading are classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

A decline in the market value of any available-for-sale below cost that is deemed to be other-than-temporary results in an impairment to reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs the evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment and changes in value subsequent to year-end.

Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “Financial income” or “Financial expenses” line items in the combined and consolidated statements of operations. Dividend and interest income are recognized when earned.

Property and equipment, net

Property and equipment, net are stated at cost, including direct costs necessary to prepare the asset for its intended use. Maintenance and repair costs are charged to expense as incurred. The cost of significant renewals and improvements is capitalized to the carrying amount of the respective fixed asset.

The Company capitalized certain costs incurred in connection with developing or obtaining internal use software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” of the American Institute of Certified Public Accountants. Capitalized costs include direct development costs associated with internal use software, including internal direct labor costs and external costs of materials and services. These capitalized software costs are included in “Property and equipment, net” in the combined balance sheets. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. On December 31, 2006, as result of the 012 acquisition, the Company determined that the majority of its NIS 8.2 million of capitalized software development cost for internal use that was under development at that time was impaired and wrote-off that amount.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

Property and equipment, net (cont’d)

Annual depreciation rates are as follows:

%

Network equipment, capitalized software costs and computers	15-33
Furniture and office equipment	7-15
Motor vehicles	15
Leasehold improvements	Shorter of the lease term or the useful life of the asset (mainly 10 years)

Other assets, net

Other assets, net consist of licenses, rights of use (ROU) of international fiber optic cables and costs to acquire new subscribers. Licenses are stated at cost and are amortized over their estimated useful lives by the straight-line method starting at the time such licenses were put into service and will continue until the expiry date of the licenses which is 20 years.

ROU of international fiber optic cables are amortized by the straight-line method over the relevant term of the service agreement which range from 15-20 years.

Payments in advance for operating leases of fiber optic cables are presented at cost and are charged to operations on a straight-line basis over the term of the operating lease (five years).

Deferred expenses in respect of commissions regarding the acquisition of new subscribers are recognized as assets, if the cost can be measured reliably, incremental to the contract and directly attributable to obtaining a specific subscriber. Deferred expenses are amortized over their contractual lives by the straight line method (12-36 months). If the cost does not meet the aforementioned criteria, they are recognized immediately as expenses.

Intangible assets and long-lived assets other than goodwill

Intangible assets other than goodwill and customer relationships are carried at cost less accumulated amortization. Intangible assets other than customer relationships are generally amortized on a straight-line basis over the useful lives of the respective assets, generally eight to twenty years. Customer relationships are amortized over eight to ten years according to the economic benefit expected from those customers each period, which results in accelerated amortization during the early years of the relationship. Long-lived assets and certain identifiable amortizable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the amount the carrying value exceeds the fair value of the asset. No impairment charges were recorded during 2006, 2007 and 2008.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

Goodwill and indefinite lived intangible assets

Goodwill represents the excess of cost over fair value of net tangible and intangible assets acquired. Goodwill and brand names acquired in a business combination and determined to have an indefinite useful life are not amortized but instead tested for impairment at least annually at the reporting unit level (operating segment or one level below an operating segment) and between annual tests in certain circumstances in accordance with the provisions of FASB SFAS No. 142 “Goodwill and Other Intangible Assets”. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company’s reporting units with the reporting unit’s carrying amount, including goodwill. The Company generally determines the fair value of its reporting units using the expected present value of future cash flows. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.

The Company has established December 31 as its annual impairment testing date. No impairment charges were recorded in any of the reporting periods for goodwill and indefinite-lived intangible assets.

Revenue recognition

Revenue derived from usage of the Company’s networks, including business, residential and carrier long distance traffic, data and Internet traffic services revenues is recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or product delivered and collectibility of the resulting receivable is reasonably assured.

For traditional voice services, revenue is earned based on the number of minutes of a call and is recorded upon completion of a call. Revenue for a period is calculated based on information received through the Company’s network switches. Revenue on prepaid calling cards is recognized as service is provided until expiration when all unused minutes, which are no longer available to customers, are recognized as revenue.

For broadband and data services, revenue is earned on a fixed monthly fee basis for the provision of services. Broadband and data services include monthly fees collected for the provision of dedicated and dial-up access at various speeds and bandwidths, and also web and server hosting. These fees are recognized as services are provided. The Company records payments received in advance for services and services to be provided under contractual agreements, such as Internet broadband, as deferred revenue until such related services are provided.

The Company also offers value-added services including web faxing services, anti-spam and anti-virus protection. Generally, these enhanced features and data applications generate additional service revenues through monthly subscription fees or increased usage through utilization of the features and applications. Revenues from enhanced features and optional services are recognized when earned.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

Revenue recognition (cont’d)

Revenues from sales of equipment such as routers, that are not contingent upon the delivery of additional products or services are recognized when products are delivered to and accepted by customers. Pursuant to Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” the Company determined that the sale of equipment with accompanying services constitutes a revenue arrangement with multiple deliverables. Accordingly, consideration received for equipment, that is not contingent upon the delivery of additional items (such as the services), is recognized as equipment revenue, based on their relative fair value, upon the delivery of the equipment to the subscriber and when all other revenue recognition criteria are met. Consideration for services is recognized as services revenue when earned.

The Company reports any taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between the Company and a customer on a net basis (excluded from revenues).

Advertising costs

Advertising costs included in sales and marketing expenses, which include the costs associated with the Company’s online and offline advertising campaigns, are expensed as incurred and amounted to NIS 29 million, NIS 56.8 million and NIS 39.9 million for the years ended December 31, 2006, 2007 and 2008, respectively.

Income taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires the use of the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or the entire deferred tax asset will not be realized. The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses in the statement of operations.

Earnings per share

Basic income (loss) per share (“Basic EPS”) is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share (“Diluted EPS”) gives effect to all potential dilutive ordinary shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The dilutive effect of outstanding stock options is computed using the treasury stock method. During the years ended December 31, 2006 and 2007 there were no potential dilutive ordinary shares outstanding. The total weighted average number of ordinary shares related to the outstanding options excluded from the calculations of Diluted EPS in 2008, since they would have an anti-dilutive effect was 1,150,000 ordinary shares.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions FASB Statement No. 157, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Statement 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements (Note 16). FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157,” delays the effective date of Statement 157 until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

The provisions of Statement 157 were not applied to fair value measurements of the Company’s reporting units (Step 1 of goodwill impairment tests performed under Statement 142) and nonfinancial assets and nonfinancial liabilities measured at fair value to determine the amount of goodwill impairment (Step 2 of goodwill impairment tests performed under Statement 142).

On January 1, 2009, the Company will be required to apply the provisions of Statement 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company is in the process of evaluating the impact, if any, of applying these provisions on its financial position and results of operations.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” which was effective immediately. FSP FAS 157-3 clarifies the application of Statement 157 in cases where the market for a financial instrument is not active and provides an example to illustrate key considerations in determining fair value in those circumstances. The guidance provided by FSP FAS 157-3 in its determination of estimated fair values during 2008, had no impact on the Company’s financial position and results of operations.

Derivative financial instruments

The Company uses derivative financial instruments such as forward currency contracts to hedge certain of its risks associated with foreign currency fluctuations. These derivative financial instruments are carried at fair value. As the derivative financial instruments used by the Company do not qualify for hedge accounting according to SFAS No. 133 “Accounting for Derivative Instruments and Certain Hedging Activities”, any changes in the fair value arising from such derivatives are recognized in the statements of operations in the period of change.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

Stock Option Plan

FASB Statement No. 123(R) requires that all share-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense based on estimated grant date fair value using the Black-Scholes option-pricing model.

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash equivalents, marketable securities and trade receivables. Cash equivalents are maintained at financial institutions in Israel. Management believes that the financial institutions that hold the Company’s cash equivalents are financially sound and accordingly, minimal credit risk exists with respect to these investments. The Company’s marketable securities consist of Israeli corporate debt and equity securities. The Company’s investment policy, approved by the Investment Committee, that was established by the Company’s Board of Directors, limits the amount the Company may invest in any one type of investment or issuer, thereby reducing credit risk concentrations.

As a result of the recent turmoil in capital markets, the Company has tightened its control and monitoring over its marketable securities portfolio in order to minimize potential risks stemming from current capital markets environment. Such measures included among others: reducing credit exposure to financial sector securities and increasing the overall credit quality of the portfolio.

The Company performs ongoing credit evaluations of its customers’ financial condition. The Company does not generally require collateral from its customers and substantially all of its trade receivables are unsecured. For all reported periods, no single customer accounted for more than 10% of the Company’s revenues or accounts receivable.

Recently Issued Accounting Standards

In December 2007, the FASB issued FASB Statement No. 141(R), “Business Combinations”, and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51. Statements 141(R) and 160 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. Statement 141(R) will be applied to business combinations occurring after the effective date. Statement 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. All of the Company’s subsidiaries are wholly owned, so the adoption of Statement 160 is not expected to impact its financial position and results of operations. The adoption of Statement 141(R) will be applied prospectively to new acquisitions.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 2 – Reporting Principles and Accounting Policies (cont’d)

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities–an amendment of FASB Statement No. 133". Statement 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. Statement 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of Statement 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. Statement 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact of Statement 161 on the disclosures about its hedging activities and use of derivatives.

In April 2008, the FASB issued FASB Staff Position FAS 142-3, “Determination of the Useful Life of Intangible Assets.” FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement 142. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. The adoption of FSP FAS 142-3 will be applied prospectively to new acquisitions of intangible assets. The Company is currently evaluating the impact of FSP FAS 142-3 on its disclosure for intangible assets recognized as of the effective date.

In April 2009, the (FASB) issued three final Staff Positions (FSPs) intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. The FSPs are effective for interim and annual periods ending after June 15, 2009. FSP 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That are Not Orderly (FSP 157-4), provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157, Fair Value Measurements, and related to determining fair values when there is no active market or where the price inputs being used represent distressed sales. FSP 115-2 and 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP 115-2 and 124-2), provide additional guidance on presenting impairment losses on securities to bring consistency to the timing of impairment recognition, provide clarity to investors about the credit and noncredit components of impairment recognition, and provide clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The FSPs also require increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. We are still evaluating the impact of FSP 157-4, FSP 115-2 and 124-2, if any, but do not expect them to have a material impact on our financial position or results of operations.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 3 – Acquisition

On December 31, 2006, the Company acquired 100% of the outstanding share capital of 012 Golden Lines Ltd. for a total cash consideration of approximately NIS 599.4 million (including NIS 1.1 million of direct acquisition cost). The majority of the consideration for the acquisition was paid subsequent to the balance sheet date in two installments in January 2007 and March 2007 including interest of 6.5% since the dates the agreements were signed.

On July 25, 2006, the Company signed an agreement for the acquisition of 60% of the issued share capital of 012; subject to, among other things, the regulatory approval of the Israeli Anti Trust Commission. On December 20, 2006, the parties entered into an amendment to the aforementioned agreement for the acquisition by the Company of an additional 37.72% of the issued share capital of 012.

In addition, in December 2006, a share purchase agreement was signed between the Company and a minority shareholder in 012 for the purchase of the remaining 2.28% of the issued share capital of 012. The minority shareholder received additional consideration of NIS 1.0 million following the completion of the Company’s initial public offering.

The acquisition date was determined to be the closing date, December 31, 2006, when all required approvals for the acquisition including from the antitrust commission and all debtors and others were obtained.

The application of purchase accounting under SFAS 141 required that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed at the acquisition date, with amounts exceeding the fair values being recorded as goodwill.

The assets and liabilities of 012 have been appraised by BDO Ziv Haft Consulting and Management Ltd. for inclusion in the balance sheet based on their fair value as of the date of the acquisition. Long-lived assets such as property and equipment were recorded using the estimated replacement cost fair market value which takes into account changes in technology, usage, and relative obsolescence and depreciation of the assets. In addition, assets and liabilities that would not normally be recorded in ordinary operations were recorded at their acquisition values (i.e., customer relationships that were developed by the acquired company). Debt instruments and investments were valued in relation to current market conditions and other assets and liabilities were valued based on the acquiring company’s estimates. After all values have been assigned to assets and liabilities, the remainder of the purchase price was recorded as goodwill.

The allocation process required an analysis of acquired property and equipment, contracts, customer lists and relationships, contractual commitments, legal contingencies and brand value to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values were based on, but not limited to: future expected discounted cash flows for customer relationships; current replacement cost for similar capacity and obsolescence for certain property and equipment; comparable market rates for contractual obligations and certain investments and liabilities; expected settlement amounts for litigation and contingencies; and appropriate discount rates and growth rates.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 3 – Acquisition (cont’d)

The following table summarizes the estimated fair values of the 012 assets acquired and liabilities assumed and related deferred income taxes as of the acquisition date.

012
NIS

Assets acquired
Current assets	159,027
Deferred tax assets	1,168
Other long-term assets	2,951
Assets held for employee severance benefits	9,616
Property and equipment	131,096
ROU of international fiber optic cables	173,219
Intangible assets subject to amortization:
Customer relationship	144,557
Licenses	2,332
Intangible assets not subject to amortization:
Brand names	90,213
Goodwill	411,171

Total assets acquired	1,125,350

Liabilities assumed
Current liabilities	456,150
Long-term liabilities	1,365
Deferred tax liabilities	51,512
Provision for employee severance benefits	16,886

Total liabilities assumed	525,913

Net assets acquired	599,437

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 3 – Acquisition (cont’d)

Customer relationships will be amortized over eight to ten years according to the economic benefit expected from those customers each period. Licenses acquired will be amortized over the contractual term of the license (20 years).

The following unaudited pro forma consolidated results of operations assume that the acquisition of 012 was completed as of January 1, 2006:

Year ended December 31 2006
NIS

Revenues	1,038,450

Net loss from continuing operations	(21,617)

Net loss	(16,835)

Loss per share - basic and diluted in NIS	(0.92)

The unaudited pro forma information presents the combined operating results of the Company and 012, with the results prior to the acquisition date adjusted to include the pro forma impact of: the adjustment of amortization of intangible assets and depreciation of property and equipment based on the purchase price allocation; and the adjustment of interest expense reflecting the interest incurred to finance the acquisition of 012.

The unaudited pro forma basic and diluted earnings per share for 2006 are based on the basic and diluted weighted average shares of the Company.

Cash paid for the 012 acquisition, net of cash acquired during the years ended December 31, 2006 and 2007, was as follows:

NIS

Working capital acquired except
for cash and cash equivalents	(305,806)
Property and equipment	131,096
ROU of international fiber optic cables	173,219
Other intangible assets	237,102
Goodwill	411,171
Other long-term assets	2,951
Deferred tax liabilities, net	(50,344)
Long term liabilities, net	(8,635)

Cash paid for the 012 acquisition, net of cash acquired	590,754

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 4 – Marketable Securities

The carrying amount, gross unrealized holding gains, gross unrealized holding losses, and fair value of investments in available-for-sale debt and equity securities of Israeli corporations by major security type and class of security at December 31, 2008 were as follows:

	Carrying amount	Gross unrealized holding gains	Gross unrealized holding (losses)	Fair value
	NIS

At December 31, 2008
Available for sale:
Corporate debt securities	128,194	-	(22,364)	105,830
Equity securities	43,353	2,837	-	46,190

	171,547	2,837	(22,364)	152,020

Maturities of debt securities classified as available-for-sale were as follows at December 31, 2008:

	Carrying amount	Fair value
	NIS

Available for sale:
Due in one through five years	86,101	71,080
Due after five years through ten years	42,093	34,750

	128,194	105,830

The Company also maintains a portfolio of investment securities classified as trading of NIS 76,742 as of December 31, 2008. These investments are subject to price volatility associated with any interest-bearing instrument. Net realized losses on trading securities during the years ended December 31, 2008 were NIS 7 and are included in financial expense. Net unrealized losses on trading securities held at year end and included in financial expense for 2008 were NIS 9,510.

The Company evaluates whether unrealized losses on available-for-sale investment securities indicate an other-than-temporary impairment. Based on this evaluation, the Company recognized an other-than-temporary impairment loss of NIS 1,281 on an investment in a certain corporate debt security in 2008. The unrealized loss on this corporate debt security was caused by an increased credit spread and decrease in the credit of the corporate debt security during 2008. Because the Company does not have the intent to hold this investment to recovery, it is considered to be other-than-temporarily impaired. Other-than-temporary impairment losses are included in financial expenses on the consolidated statement of operations.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 4 – Marketable Securities (cont’d)

Gross unrealized losses on investment securities for which other-than-temporary impairments have not been recognized and the fair values of those securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 were as follows:

	Less than 12 months		12 months or more		Total
	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
	US$

Available for sale
Corporate debt securities	22,364	105,830	-	-	22,364	105,830

	22,364	105,830	-	-	22,364	105,830

Corporate debt securities: The investments in corporate debt securities with unrealized losses included in the table above are comprised of investments in a variety of bonds of major Israeli corporations with maturities in 2009-2018. The unrealized losses on corporate debt securities were caused by interest rate increases. The contractual terms of the bonds do not allow the issuer of the bonds to settle the securities at a price less than the face value of the bonds, which is greater than the amortized cost of the bonds. The credit ratings of the Israeli corporations which issued the bonds have not decreased during the period the bonds have been outstanding. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the intent and ability to hold these investments to maturity, these investments are not considered other-than-temporarily impaired.

Note 5 – Property and Equipment, Net

Property and equipment consists of:

			Convenience translation into US Dollars (Note 2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

Network equipment, capitalized software costs
and computers	239,951	298,728	78,571
Furniture and office equipment	33,273	34,287	9,018
Motor vehicles	848	848	223
Leasehold improvements	39,518	44,332	11,660

	313,590	378,195	99,472
Less - accumulated depreciation and amortization	153,379	208,789	54,915

	160,211	169,406	44,557

For the years ended December 31, 2006, 2007 and 2008, the Company recorded NIS 12,192, NIS 53,012 and NIS 55,410 of depreciation and amortization expense on property and equipment, respectively.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 6 – Other Intangible Assets, Net

Consists of:

			Convenience translation into US Dollars (Note 2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

Customer relationships	144,859	144,859	38,101
Brand names (*)	90,213	90,213	23,728

	235,072	235,072	61,829
Less accumulated amortization	32,696	60,432	15,895

	202,376	174,640	45,934

For the years ended December 2006, 2007 and 2008, the Company recorded NIS 100, NIS 32,495 and NIS 27,736 of amortization expenses on intangible assets, respectively.

The expected intangible asset amortization expense for the customer relationship will be based on the expected economic benefit from those customers.

NIS

2009	23,337
2010	18,952
2011	15,201
2012	11,486
2013	7,798
(*) Indefinite life intangible asset

Note 7 – Goodwill

Changes in goodwill for the years ended December 31, 2007 and 2008 is as follows:

	Year ended December 31		Convenience translation into US dollars(Note 2)
	2007	2008	2008
	NIS	NIS	US$

Goodwill, beginning of year	410,156	411,171	108,146
Acquisition of 012	*1,015	-	-

Goodwill, end of year	411,171	411,171	108,146

*	Additional payment to minority shareholder, see Note 3.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 8 – Other Assets, Net

Composition

			Convenience translation into US Dollars (Note 2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

ROU of international fiber optic cables	340,030	362,591	95,368
Licenses for telecommunication services	4,031	4,031	1,060
Other	3,532	5,563	1,463

	347,593	372,185	97,891
Less - accumulated amortization	52,001	80,578	21,193

	295,592	291,607	76,698

For the years ended December 2006, 2007 and 2008, the Company recorded NIS 9,141, NIS 25,522 and NIS 28,577 of amortization expenses on other assets, respectively.

The expected other assets amortization expense will be approximately NIS 29,000 for each of the next five years.

Note 9 – Short-Term Bank Credit

As of December 31, 2007 and 2008, the Company had authorized revolving lines of credit of NIS 68.5 million and NIS 78 million, respectively, that bear interest at a weighted average rate of 5.3% and 5.2%, respectively. As of December 31, 2008, the entire amount of the lines of credit were available (as of December 31, 2007, NIS 66.1 million was available).

The Company committed to the banks from which it received the above line of credit not to record a pledge or lien on any of its assets without the consent of the banks (negative pledge).

Note 10 – Debentures

A.	Issuance of debentures

During the period of March 2007 to May 2007, the Company issued a total of NIS 425 million par value Series A debentures to institutional investors at par value. The debentures, together with the accrued interest, are payable in eight equal payments on March 15 of each year starting from March 15, 2009 and are linked to the Israeli Consumer Price Index (“CPI”). The debentures bear annual interest at the rate of 4.75%.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 10 – Debentures (cont’d)

The debentures have the following terms:

—	The Company is entitled to increase the series of the debentures and to issue additional series at the same terms, providing that this does not cause the credit rating of the outstanding debentures to decrease below the rating prior to the issuance.

—	The Company is prohibited from creating any liens on its assets of the Company without the prior approval of the general meeting of the debentures holders.

—	The Company will not repay all or any portion of its shareholders’ loans for as long as the ratio of net debt (without the shareholders’ loans) to EBITDA (defined as operating income before financial expenses, taxes on income, depreciation and amortization) is more than two for the last four quarters.

—	The Company is entitled to make an early redemption of the debentures, in whole or in part, in the last two weeks of each quarter. The amount payable will be the higher of: the principal plus accrued interest and linkage differences as at that date; or the present value of future cash flows as at that date based on a yield of Israeli Government Bonds + 0.3%.

—	The debentures holders are entitled to demand the immediate redemption of the debentures or are obligated to do so if a resolution is passed in a legal general meeting of the debenture holders in the following events:

a.	The winding-up, dissolution or liquidation of the Company.
b.	Non-payment by the Company of the amounts required according to the terms of the debentures.
c.	A foreclosure is imposed on the Company’s principal assets.
d.	Breach of a material provision of the debentures.

As of the date of these financial statements the Company was in compliance with the financial covenants of the debentures.

B.	Debentures buyback program

On November 25, 2008, the Company’s Board of Directors announced that it had authorized the repurchase of up to NIS 100 million of the Company’s Series A debentures. As of December 31, 2008, the Company repurchased approximately NIS 16 million (US$4.2 million) of these debentures. These transactions generated a gain of approximately NIS 3.1 million (US$ 0.8 million), which has been recorded in financial income.

C.	Aggregate maturities are as follows:

December 31 2008
NIS

2009	54,979
2010	54,979
2011	54,979
2012	54,979
2013 and thereafter	219,914

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 11 – Loan from Parent Company

In 2007, the Company received a loan from IGLD. The loan bears annual interest at the prime rate as published by the Bank of Israel (4.0% at December 31, 2008). IGLD and the Company agreed that the due date would not be prior to October 1, 2008. As of December 31, 2008, the loan is payable upon IGLD’s demand. In addition, under the terms of the debentures the repayment of this loan is subject to the Company meeting certain financial covenants, see Note 10.

Balance outstanding as of December 31, 2007 and 2008 is as follows:

	2007	2008	Convenience translation into US Dollars (Note 2)
	NIS	NIS	US$

Loan from Parent Company	105,733	111,344	29,286

Note 12 – Accrued Severance Liability

Pursuant to Israeli severance pay laws, the amount of Company’s liability to its Israeli employees is calculated based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. After completing one full year of employment, the Company’s Israeli employees are entitled to one month’s salary for each year of employment or a portion thereof. Most of the Company’s liability is provided by monthly deposits with severance pay funds, insurance policies and by an accrual.

The assets held for employee severance include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. Severance pay expenses for the years ended December 31, 2006, 2007 and 2008 were approximately NIS 2,705, NIS 4,153 and NIS 7,172, respectively.

Note 13 – Long-Term Obligations and Other Payables

Composition:

			Convenience translation into US Dollars (Note 2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

Long-term finance arrangement
(US$ denominated) see Note 19B3	6,394	2,940	773
Accrued interest	20,458	-	-
Less: current maturities	(3,558)	(2,797)	(735)

	23,294	143	38

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 13 – Long-Term Obligations (cont’d)

Aggregate maturities as of December 31, 2008 are as follows:

		Convenience translation into US dollars (Note 2)
	NIS	US$

2009	2,797	735
2010	143	38

	2,940	773

Note 14 – Other Payables and Accrued Expenses

Consist of:

			Convenience translation into US Dollars (Note 2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

Provision and accrued expenses	36,386	47,130	12,396
Employee and payroll accruals	20,046	17,580	4,624
Government authorities	4,394	3,826	1,006
Income tax payable	38,037	45,748	12,033
Derivatives financial instruments	828	1,055	278
Others	867	-	-

	100,558	115,339	30,337

Note 15 – Share Capital

All ordinary share and per share data included in these financial statements have been retroactively adjusted to reflect the increase in the authorized share capital, stock split and allotments of shares discussed below.

In September 2007 and on October 10, 2007, the Company’s shareholders approved the following:

1)	Reorganizing the share capital so that each ordinary share of NIS 1 par value would be split into 10 ordinary shares of NIS 0.1 par value.
2)	Increasing the authorized share capital from 13,800,000 ordinary shares of NIS 0.1 par value to 50,000,000 ordinary shares of NIS 0.1 par value.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 15 – Share Capital (cont’d)

3)	Issuing 17,815,860 fully paid shares of NIS 0.1 par value to the Parent Company in respect of the contribution of the assets and liabilities of the Communication Business which were not previously owned by the Company.
4)	Allotting 554,140 fully paid dividend shares of NIS 0.1 par value to the Parent Company.

Following the consummation of the above transactions, the Company had 18,370,000 ordinary shares of NIS 0.1 par value issued and fully paid.

During November 2007, the Company consummated an initial public offering in which it sold 6,675,000 ordinary shares at a price of $12 per share. In December 2007, the underwriters exercised their over allotment option for the purchase of an additional 315,000 ordinary shares. Net proceeds to the Company from the IPO, including sale of the additional shares to the underwriters, net of commissions and expenses was $77,838.

Share buyback program

On December 30, 2008, the Company’s Board of Directors announced a share buyback program under which management is authorized to re-purchase up to $10 million of the Company’s ordinary shares.

As of December 31, 2008, no shares had been purchased.

2007 Equity Incentive Plan

In February 2008, the Company’s Board of Directors approved a share based incentive plan for its employees, directors and service providers. Under its equity incentive plan, the Company may grant its directors, officers and employees restricted shares, restricted share units and options to purchase its ordinary shares. The total number of ordinary shares available for grant under the plan is 2,250,000, which will be reduced by two shares for each restricted share unit or restricted share that the Company grants under the plan with a per share or unit purchase price lower than 100% of fair market value of its ordinary shares on the date of grant and by one share for each option that the Company grants under the plan.

Restricted shares, restricted share units and options granted under the equity incentive plan will generally vest over four years from the grant date. Any option not exercised within seven years of the grant date will expire. If the Company terminates the employment of an employee for cause, all of his or her vested and unvested options expire immediately and all unvested restricted shares and unvested restricted share units expire immediately. If the Company terminates the employment of an employee for any other reason, the employee may exercise his or her vested options within 60 days of the date of termination and shall be entitled to any rights upon vested restricted shares and vested restricted share units to be delivered to the employee to the extent that they were vested prior to the date his or her employment terminates.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 15 – Share Capital (cont’d)

At December 31, 2008, there were 1,150,000 ordinary shares available for future grants. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that used the weighted average assumptions in the following table. Since the Company’s shares did not have enough trading history at grant date, expected volatility was computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the Israeli treasury yield curve in effect at the time of grant.

2008

Valuation assumptions:
Expected dividend yield	0%
Expected volatility	52%
Expected term (years)	5
Risk-free interest rate	5.2%

Stock option activity during the periods indicated is as follows (in thousands except share and per share data):

	Number of of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
NIS

Balance at January 1, 2008	-	-
Granted	1,100,000	36.34
Exercised	-	-
Forfeited	-	-
Expired	-	-
Balance at December 31, 2008	1,100,000	36.34	6.25	-

Exercisable at December 31, 2008	-	-	-	-

The weighted average grant date fair value of options granted during the year 2008 was NIS 19,831.

At December 31, 2008, there was NIS 16,402 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 3.3 years. As of December 31, 2008, all options were expected to vest.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 16 – Fair Value Measurements

A.	Fair Value of financial instruments

The fair values of the financial instruments as of December 31, 2007 and 2008, represent management’s best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available under the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, trade receivables, parent company receivable, related parties receivables, other current assets, short-term bank credit, accounts payable, loan from parent company, other current liabilities: The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

Long-term receivables: The fair value is determined as the present value of future contractual cash flows discounted at an interest rate that reflects the risks inherent in those cash flows. The discount rates range from 2.4% to 3.0% and approximate rates currently offered by local lending institutions for loans of similar terms to companies with comparable credit risk. The difference between the carrying amounts and fair value is not material.

Marketable securities: Equity securities classified as available for sale are measured using quoted market prices at the reporting date multiplied by the quantity held. Debt securities classified as trading and available-for-sale are measured using quoted market prices multiplied by the quantity held.

Foreign currency forward contracts: The fair value of foreign currency forward contracts are based on quoted prices and market observable data of similar instruments.

Debentures: The Company’s debentures are listed for trade on the TASE. The fair value of the Company’s debentures is measured using quoted market prices of the debentures.

The estimated fair values of debentures with a carrying value materially different from their fair value, based on quoted market prices, and the related carrying amounts are as follows:

	December 31, 2007		December 31, 2008
	Book value	Fair value	Book value	Fair value
	NIS millions	NIS millions	NIS millions	NIS millions

Debentures	455,954	452,540	480,786	434,606

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 16 – Fair Value Measurements (cont’d)

B.	Fair Value Hierarchy

The Company adopted FASB Statement 157 on January 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

—	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
—	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
—	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

All investments in trading and available-for-sale marketable securities in the amount of NIS 228,762 are measured at fair value on a recurring basis using Level 1 inputs. Derivative financial instruments, in the amount of NIS 1,055 were measured using Level 2 inputs.

The financial statements as of and for the year ended December 31, 2008 do not include any nonrecurring fair value measurements relating to assets or liabilities for which the Company has adopted the provisions of Statement 157. All nonrecurring fair value measurements for 2008 involved nonfinancial assets and the Company will not adopt the provisions of Statement 157 for nonrecurring fair value measurements involving nonfinancial assets and nonfinancial liabilities until January 1, 2009.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 17 – Income Taxes

A.	Adjustments for inflation

Results of operations of the Company for tax purposes are computed in accordance with the Income Tax Law (Inflationary Adjustments), 1985 (the “Inflationary Adjustments Law”), in real terms, in order to calculate taxation on inflationary earnings after taking into account the changes in the Israeli CPI. The Inflationary Adjustments Law was effective beginning in the 1985 tax year. The various adjustments required by the aforesaid Law are designed to achieve taxation of income on a real basis. However, adjustment of the historical income pursuant to the provisions of the Inflationary Adjustments Law is not in accordance with U.S. GAAP. As a result, differences arise between the reported income appearing in the financial statements and the inflation adjusted income reported for tax purposes.

On February 26, 2008, the Israeli Income Tax Law (Inflationary Adjustments) (Amendment No. 20) (Restriction of Period of Application) – 2008 (“the Amendment”) was passed by the Knesset. According to the Amendment, the Inflationary Adjustments Law is no longer be applicable subsequent to the 2007 tax year, except for certain transitional provisions.

Furthermore, according to the Amendment, commencing with the 2008 tax year, the adjustment of income for the effects of inflation for tax purposes will no longer be calculated. Additionally, depreciation on fixed assets and tax loss carryforwards will no longer be linked to the Israeli CPI subsequent to the 2007 tax year, and the balances that have been linked to the Israeli CPI through the end of 2007 tax year will be used going forward.

B	Amendments to the Income Tax Ordinance and the Land Appreciation Tax Law

On July 25, 2005, the Knesset passed the “Law for the Amendment of the Income Tax Ordinance (No. 147 and Temporary Order) – 2005” (“2005 Amendment”). The 2005 Amendment provides for a gradual reduction in the company tax rate in the following manner: in 2006, 2007 and 2008 the tax rate was 31%, 29% and 27%, respectively, in 2009 the tax rate will be 26% and from 2010 onward the tax rate will be 25%. Furthermore, as from 2010, upon reduction of the company tax rate to 25%, real capital gains will be subject to tax at 25%. The current taxes and the deferred tax balances as of December 31, 2007 and 2008 are calculated in accordance with the tax rates that were in effect after the 2005 Amendment.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 17 – Income Taxes (cont’d)

C.	The income tax expense presented in the statements of operations are as follow:

				Convenience translation into US Dollars (Note 2)
	Year ended December 31			Year ended December 31 2008
	2006	2007	2008
	NIS	NIS	NIS	US$

Current taxes	10,399	34,156	29,226	7,687
Deferred taxes	(84)	(11,129)	(7,052)	(1,855)

Income tax expense	10,315	23,027	22,174	5,832

D.	A reconciliation of the theoretical income tax expense computed on the income before income taxes at the statutory tax rate to the actual income tax expense is as follows:

				Convenience translation into US Dollars (Note 2)
	Year ended December 31			Year ended December 31 2008
	2006	2007	2008
	NIS	NIS	NIS	US$

Income before income taxes
reported in the statement of
operations	8,283	62,919	70,656	18,583
Statutory tax rate	31%	29%	27%	27%

Theoretical income tax expense	2,568	18,247	19,077	5,017

Increase (decrease) in income tax
expense resulting from:
Permanent differences in respect of
losses on hedge transactions	5,000	-	-	-
Non-deductible expenses	278	956	316	83
Effect of change in tax rate	139	643	610	160
Change in valuation allowance	2,600	1,150	1,550	408
Inflationary adjustments and other
differences	(270)	2,031	(766)	(201)
Share-based compensation	-	-	926	244
Prior year income tax expenses	-	-	461	121

Income tax expense	10,315	23,027	22,174	5,832

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 17 – Income Taxes (cont’d)

E.	The tax effects of significant items comprising the Company’s deferred tax assets and liabilities are as follows:

			Convenience translation into US Dollars (Note2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

Deferred tax assets:
Provision for employee benefits, net	5,781	5,525	1,453
Allowance for doubtful debts	5,028	4,955	1,303
Tax loss carryforwards	19,398	19,724	5,188
Property and equipment and other assets, net	4,245	3,389	892
Unrealized losses on marketable securities	-	7,260	1,909
Other	2,052	1,976	520

Total gross deferred tax assets	36,504	42,829	11,265

Valuation allowance	(4,750)	(6,300)	(1,657)

Net deferred tax assets	31,754	36,529	9,608

Deferred tax liabilities:
Intangible assets	51,385	44,226	11,632

Total gross deferred tax liabilities	51,385	44,226	11,632

Net deferred tax assets (liabilities)	(19,631)	(7,697)	(2,024)

All income before income taxes and related income tax expense are from Israeli sources.

As of December 2008, the Company has historical operating loss carryforwards for tax purposes of approximately NIS 52,620 and the Company’s subsidiary has operating loss carryforwards for tax purposes of approximately NIS 25,200. These operating loss carryforwards have no expiration date.

The Company’s management has assessed its deferred tax asset and the need for a valuation allowance. Such an assessment considers whether it is more likely than not that some portion or all of the deferred tax assets may not be realized. The assessment requires considerable judgment on the part of management with respect to the consideration of positive and negative factors including benefits that could be realized from available tax strategies and future taxable income. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate the appropriate character of future taxable income sufficient to utilize loss carryforwards.

In assessing the need for a valuation allowance, the Company has evaluated all positive and negative evidence, including the work plans of management and the analysis of scenarios for achieving the work plans. The underlying assumptions utilized in forecasting its future taxable income require judgment and may be subject to revision based on future business developments. As a result of this assessment, the Company has recorded a valuation allowance to fully offset the deferred tax assets of its subsidiary which incurred losses in the years ended December 31, 2008 and 2007.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 17 – Income Taxes (cont’d)

F.	Accounting for Uncertainty in Income Taxes

The Company adopted the provisions of FIN 48 on January 1, 2007 and there was no material effect on the consolidated financial statements. As a result, the Company did not record any cumulative-effect adjustment related to adopting FIN 48.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows:

	2007	2008	Convenience translation into US Dollars (Note 2)
	NIS	NIS	US$

Balance as of January 1,	7,600	-	-
Settlement	(5,000)
Reductions for prior year tax position	(2,600)	-	-
Increase related to prior year tax position	-	19,184	5,046
Increase related to current year tax position	-	17,861	4,698

Balance as of December 31,	-	37,045	9,744

The entire balance of the unrecognized tax benefits, if recognized, would not affect the effective tax rate as this amount would be offset by compensating adjustments in the Company’s deferred tax liabilities.

The Company is unable to provide an estimate of the range of the total amount of unrecognized tax benefits that is reasonably possible to change significantly within the next twelve months.

Interest and penalties related to unrecognized tax benefits amounted to NIS 0 and NIS 1,427 in 2007 and 2008, respectively.

The Company and its subsidiary file income tax returns in Israel only. The Israeli tax returns of the Company and its subsidiary are open to examination by the Israeli tax authorities for the tax years beginning in 2004.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 18 – Related Parties

A.	Related party transactions and balances

The Company’s related parties include the Parent Company and its principal shareholders (holders of 10% and above of the Parent Company’s share capital), their subsidiaries and affiliates as well as affiliates of the Company.

The Company and the Parent Company and its subsidiaries are engaged in arms-length transactions with each other in the ordinary course of their respective businesses at regular commercial terms.

All related parties balances appear within the Due (to) from related parties balances and the Parent Company receivables and payables.

The Company conducts arms-length transactions with additional related parties other than the Parent Company and its subsidiaries, as detailed below.

(a)	Sale of communication services to related parties.

(b)	Purchase of office equipment for both self use and promotion and purchase cellular mobile phones from related parties.

(c)	Advertising through related parties.

(d)	Fees with respect of investment services.

B.	Balances due to related parties in the balance sheets as follows:

			Convenience translation into US Dollars (Note2)
	December 31		December 31 2008
	2007	2008
	NIS	NIS	US$

Current Assets
Parent Company receivables	6,553	-	-

Related parties receivables	2,161	-	-

Current liabilities
Loan from parent company	105,733	111,344	29,286

Parent company payable	1,103	1,410	371

Related parties payables	-	2,228	586

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 18 – Related Parties (cont’d)

C.	Related party transactions were reflected in the statements of operations as follows:

				Convenience translation into US Dollars (Note 2)
	Year ended December 31			Year ended December 31 2008
	2006	2007	2008
	NIS	NIS	NIS	US$

Selling and marketing expense	3,721	1,164	248	65

Financing expense	-	5,093	5,610	1,476

D.	In June 2008, the Company acquired the international communication agreements of UUNET from IGLD for the consideration of NIS 3,035. The acquisition was approved by the Company’s Board of Directors. The transaction was accounted under the guidance of Staff Accounting Bulletin 5G, “Transfers of Nonmonetary Assets by Promoters or Shareholders”. Assets acquired were recorded at IGLD’s historical cost basis determined under U.S. GAAP, which was zero. The consideration paid by the Company was recorded against additional paid-in capital as a capital contribution from a controlling shareholder.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 19 – Commitments and Contingencies

A.	Contingent liabilities

1.	On January 2, 2005, a claim was submitted against 012 Ltd. and three other companies regarding infringement of Israeli Patent No. 76993 of November 10, 1985, unjust enrichment, breach of statutory duties and conversion (the “2005 Claim”). The plaintiffs’ demands include payment of amounts of income generated from exploitation of the Patent, payment of reasonable royalties for exploitation of the Patent, punitive damages, litigation costs and attorneys’ fees, and payment of linkage differentials and interest from the date of creation of the debt until the date of actual payment. The 2005 Claim states that the monetary amount cannot be determined at this stage and that it has been assessed for the purpose of court fees only at NIS 10 million. A statement of defense was filed on July 17, 2005 and a third party notice against the providers of the telecommunications systems allegedly infringing the patent (the “Third Party Defendants”), seeking indemnification and compensation for any liability that may be imposed in the context of the 2005 Claim (the “Third Party Proceedings”). The plaintiffs have also initiated similar proceedings against other telecommunication companies in other countries, including the United Kingdom and the United States. Some telecommunication companies, including one of the initial defendants named in this 2005 Claim, have settled with the plaintiffs, whereas other telecommunication companies have refused to settle and are continuing to litigate. On May 23, 2008, the England & Wales High Court of Justice, Chancery Division, Patents Court, declared that the plaintiffs’corresponding English patent is invalid on the grounds of obviousness and excluded matter. On May 20 2009, the Court of Appeals dismissed the appeal of the decision in the Chancery Division, Patents Court and affirmed the lower court decision based on obviousness. The District Court scheduled a pre-trial hearing for July 12 2009, and the parties have agreed that all preliminary proceedings (e.g. discovery requests and interrogatories) will be completed no later than the pre-trial date. One of the Third Party Defendants in the Third Party Proceedings is Nortel Networks Israel (Sales and Marketing) Ltd. (“Nortel Israel”). In a separate proceeding, on January 19, 2009, the District Court of Tel Aviv issued an ex parte order according to which all legal proceedings to which Nortel Israel is a party, including the abovementioned Third Party Proceedings, are stayed. Such stay of proceeding was extended several times and is currently in force until August 30, 2009 and a hearing in this matter is scheduled for that date. On February 25, 2009, the Company and another defendant in the 2005 Claim, filed a motion with the Court requesting that it allow the Company and the other applicant to continue the Third Party Proceedings against Nortel Israel. On March 10, 2009, Nortel Israel’s trustees submitted their response. On March 19, 2009, the Company submitted its reply. On March 22, 2009, the Court ordered the receiver in this matter to submit its position to the Court before any decision on this matter is rendered. Such response is due on June 17, 2009. The Company included in its consolidated financial statements a provision for the 2005 Claim which, according to management’s estimation, is sufficient to cover any possible losses from the 2005 Claim.

2.	During 2002, the Israeli Ministry of Communications (the “Ministry of Communications) requested from 012 payment of royalties on its income from telephone calling cards for the years 1997 – 2000 in the amount of approximately NIS 4.5 million. The Company rejected the request. During 2006, the Ministry of Communications forwarded to 012 a request for payment of the royalties, as stated, in the amount of approximately NIS 7.5 million (including interest and linkage increments) as of the date of the request. In November 2006, 012 forwarded to the Ministry of Communications a legal opinion (the “Opinion”) rejecting the request and arguing that 012 is entitled to the repayment of excess royalties paid in the same period. On April 17, 2008, the Company sent a letter to the Ministry of Communications demanding that it state its position regarding the findings included in the Opinion. On April 27, 2008 the Ministry of Communications responded to the letter and informed the Company that its demand regarding the alleged debt remains. In its response the Ministry of Communications stated that it has conducted several discussions on the subject and it will inform the Company as to its position shortly.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 19 – Commitments and Contingencies (cont’d)

A.	Contingent liabilities (cont’d)

2.	(cont’d)

Representatives of the Ministry of Communications and the Company met during July 2008 in order to discuss this dispute. Following this meeting the representatives of the Company were asked to draft suggestions for the settlement of this dispute and these were sent to the Ministry of Communications in September 2008. Since then, the Ministry of Communications has not responded to the Company’s suggestions. The Company provided a provision for this request in its consolidated financial statements. According to management’s estimation, the provision is sufficient to cover any losses that may arise from the request.

3.	In 2003, Bezeq, The Israel Telecommunications Co. Ltd (‘Bezeq”), requested a collection commissions from the Company at the rate of 5.72% of its gross income from card-operated public telephones “the card-operated telephones”, for the years 1997-2002 in the amount of approximately NIS 6 million (including interest and linkage increments). In June 2004, Bezeq unilaterally set off this amount from the amounts accruing to the Company.

On January 4, 2006 the Minister of Communication determined that Bezeq is not entitled to the collection commission and is required to return to the Company the amounts set off in respect of this commission, with the addition of interest and linkage increments.

On September 6, 2006 the District Court dismissed Bezeq’s appeal on the grounds of lack of jurisdiction. On September 26, 2007, Bezeq submitted an administrative petition to the Israeli Supreme Court regarding the Ministry of Communications’ determination. In addition, in an alternative proceeding, Bezeq appealed on October 25, 2006 to the Supreme Court against the District Court’s decision dismissing Bezeq’s appeal against the Ministry of Communications’ determination. At 012 Golden Line’s request, the hearings regarding the administrative petition and the appeal were scheduled for July 28, 2008 before the same panel.

On July 28, 2008 the Supreme Court conducted a hearing on Bezeq’s appeal stating that a hearing on Bezeq’s administrative petition should only take place after the Supreme Court issues a decision on the appeal. On March 16, 2009 the Supreme Court published its decision denying Bezeq’s appeal and awarding expenses to the Company.

Following the Supreme Court ruling, the Company was approached by Bezeq seeking a settlement which might result in a gain in the future. In compliance with FASB Statement 5, “Accounting for Contingencies”, no gain was recognized as a settlement was not reached during the year ended December 31, 2008.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 19 – Commitments and Contingencies (cont’d)

A.	Contingent liabilities (cont’d)

4.	In February 2008, a motion to certify a class action was filed with various District Courts in Israel against several international telephony companies including, 012, with respect to prepaid calling card services. The plaintiffs allege that: (i) the defendants unlawfully charged consumers in excess of the tariffs published by them, (ii) the prepaid calling cards provide an average of 50% of the units of time indicated to the purchasers of the cards, (iii) the defendants deduct from the prepaid calling card the time spent when a user unsuccessfully attempts to make a call utilizing the card, (iv) the defendants calculate and collect payment not by units of round minutes indicated, (v) the defendants provide misleading information about the number of “units” on the card, and (vi) the defendants formed a cartel that arranged and raised the prices of calling cards. Management believes that 012 has good defenses against certification of the suit as a class action. In the event the lawsuit is certified as a class action, the total amount claimed against 012 is NIS 226.4 million ($59.5 million). At this preliminary stage 012 is unable to estimate what potential liability or costs, if any, may be incurred in connection with this matter.

In April 2008, a motion to certify a class action was filed with various District Courts in Israel against NetVision 013 Barak and 012 with respect to its provision of prepaid calling card services. The action alleges that the defendants improperly calculated the length of the international calls in whole-minutes units rather than in one-second units. The lawsuit does not specify an allocation of the claim amount between the defendants. Management believes that 012 has good defenses against certification of the suit as a class action. In the event the suit is certified as a class action, the estimated amount claimed from both defendants is NIS 200 million ($52.6 million). At this preliminary stage 012 is unable to estimate what potential liability or costs, if any, may be incurred in connection with this matter.

In November 2008, a motion to certify a class action was filed against the Company. The action alleges that the Company unlawfully raised the monthly tariffs of its Internet services. The total amount of the claim is NIS 81 million. At this stage the Company is unable to estimate what potential liability or costs, if any, may be incurred in connection with this petition.

5.	From time to time, claims arising from the normal course of business are brought against the Company. In the opinion of management, based on the advice of legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial position, liquidity or results of operations of the Company.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 19 – Commitments and Contingencies (cont’d)

B.	Commitments

1.	Royalties commitment

The Company has been granted various licenses from the Ministry of Communications for the provision of international telecommunication services for 20 years until December 2025. At the end of each of the license period, the Minister of Communications may extend the period of the license for one or more successive periods of five to ten years.

In December 2005, the Company was granted a license for the provision of stationary domestic telecommunication services. The license was granted for a period of 20 years. At the end of the license period, the Minister of Communications may extend the license for one or more successive periods of ten years. During 2006, 012 commenced providing domestic telecommunication services under the terms of the license, which on January 31, 2007, was amended to also include provision of domestic telecommunication services using voice over broadband (“VoB”) technology.

According to the license terms, the Company is obligated to pay royalties to the State of Israel at the rate of 2% of the royalty-bearing income. The rate of these royalties has decreased in recent years, from 4.5% in 2002, to 4% in 2003, to 3.5% in 2004 and 2005. In August 2006, the royalty rate was reduced to 3%, retroactively from January 1, 2006 and it will continue to be reduced by 0.5% per year, until reaching a rate of 1% in 2010.

The Company provided the State of Israel with an unconditional bank guarantee of NIS 28.2 million to ensure compliance with the provisions of the licenses. The guarantee will be in effect for a period ending two years after the end of the licenses period, or until the date on which the Company fulfills all of its obligations under the licenses.

2.	Under the terms of the licenses the Company must maintain minimum shareholders’ equity equal to or in excess of NIS 20-25 million ($ 4.7-5.9 million).

3.	Rights of Use (ROU) and lease agreements

a.	The Company has signed long-term agreements with two other Israeli long distance carriers, to purchase indefeasible Rights of Use (ROU) for international fiber optic lines until the year 2017, with an option to extend the agreements for an additional five year period. The Company is obligated to pay ROU charges for each new international line ordered in respect of each circuit in 36 monthly installments. As of the balance sheet date, the Company has a commitment to purchase additional ROUs in the framework of the above agreements in the total amount of approximately NIS 48.8 million during 2009-2015. As of December 31, 2007 and 2008, the balance of the long-term arrangements amounted to NIS 6,394 and NIS 2,940, respectively.

012 also entered into agreements with a service provider for the purchase of indefeasible ROUs for international fiber optic lines until the year 2017 including an extension option of five years. The purchase price for each ROU is payable in 29 to 36 monthly payments commencing with the utilization of each cable.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 19 – Commitments and Contingencies (cont’d)

B.	Commitments (cont’d)

3.	Rights of Use (ROU) and lease agreements (cont’d)

The anticipated annual payments for the active ROU as of December 31, 2008 are:

		Convenience translation into US Dollars (Note 2)
	NIS	US$

2009	44,402	11,679
2010	40,968	10,775
2011	32,029	8,424
2012	26,723	7,029
2013 and thereafter	14,922	3,925

	159,044	41,832

In addition, under the terms of the ROU agreements the Company is committed to pay annual maintenance fees during the usage period of a total of approximately NIS 24.5 million per year. All payments under the ROU agreements are linked to the US dollar.

b.	The Company has entered into various noncancellable operating lease agreements for premises. The Company provided a bank guarantee of NIS 2.1 million in respect of certain lease agreements.

The anticipated annual lease payments under non-cancelable operating leases for motor vehicles and premises, as of December 31, 2008 are as follows:

		Convenience translation into US Dollars (Note 2)
	NIS	US$

2009	15,733	4,138
2010	14,777	3,887
2011	12,490	3,285
2012	5,963	1,569
2013 and thereafter	12,183	3,204

	61,146	16,083

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 19 – Commitments and Contingencies (cont’d)

B.	Commitments (cont’d)

4.	Effect of new legislation and standards

Bezeq pays the Company interconnect fees with respect to calls being made from Bezeq fixed-lines to the Company’s VoB lines. Bezeq has raised the claim that it should not be paying interconnect fees because the Company uses its infrastructure. Although the Ministry of Communications has determined that Bezeq should continue to pay interconnect fees to the Company for calls originated from Bezeq fixed-lines to the Company’s lines at the same tariff that the Company pays Bezeq, this determination will be reviewed by the Ministry of Communications and there is no certainty that the Ministry of Communications will affirm its determination that Bezeq should continue to pay the Company interconnect fees at the current rates, or at all.

As a result of an amendment to the Communications Law in March 2005, all telephone operators were required to implement number portability by September 1, 2006. Number portability would permit VoB subscribers to change to another network operator without having to change their telephone numbers. Despite efforts to introduce the requisite technology and coordinate the transition to number portability by September 1, 2006, currently none of the cellular or landline operators implemented number portability by that date. A petition was filed with the Israeli High Court of Justice for the issuance of an order to the Government of Israel and the Ministry of Communications to show cause for their failure to act immediately in order to initiate an amendment to the Communications Law postponing the deadline for the implementation of number portability. If adequate relief is not granted, the Company may be exposed to sanctions and legal claims, including class action lawsuits by subscribers. On May 24, 2007, the Company was notified by the Ministry of Communications that its failure to implement the number portability program constituted a continued violation of its license, which may require the Company to pay a fine of NIS 2,033 and additional daily fines of NIS 6.4 beginning May 25, 2007 until its implementation of the program. The Company submitted its response to the notification on July 5, 2007 and implemented number portability in December 2007. At this stage, management can not estimate the financial outcome of this violation, if any, therefore, no provision was recorded.

5.	Other commitments

a.	The Board of Directors resolved to indemnify the directors and officers of the Company for damages that they may incur in connection with the Company being a public company, to the extent that these damages are not covered by the directors’ and officers’ liability insurance.

b.	As at December 31, 2008, the Company has commitments of NIS 3,915 primarily covering purchases and maintenance of network equipment.

C.	Liens and guarantees

Bank guarantees provided in respect of licenses and lease of office facilities, see B above. In addition, the Company provided bank guarantees to other parties in the aggregate amount of NIS 1,159 as of December 31, 2008.

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 20 – Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131), establishes standards for reporting information about operating segments. The following information is provided in accordance with the requirements of SFAS No. 131 and is consistent with how business results are reported internally to management. The Company operates within two segments: broadband and traditional voice services.

Broadband services include broadband Internet access with a suite of value-added services, specialized data services, local telephony via VoB, server hosting and a WIFI network of hotspots across Israel.

Traditional voice services include outgoing and incoming international telephony, hubbing services for international carriers, roaming and signaling services for cellular operators and calling card services.

The majority of the Company’s property and equipment is utilized by both segments and therefore is not allocated between these segments.

Management evaluates each segment’s performance based upon revenue and gross profit. Management believes such discussions are the most informative representation of how management evaluates performance. Business segment revenue and gross profit are presented below.

Year ended December 31, 2008

	Broadband	Traditional Voice	Total
	NIS	NIS	NIS

Total revenue	548,979	557,224	1,106,203

Gross profit	240,355	112,432	352,787

Selling and marketing			162,274
General and administrative			55,913
Impairment and other charges			6,705

Operating income			127,895

Financial income			7,640
Financial expenses			64,879

			57,239

Income before income taxes			70,656

Goodwill attributed to the segment	297,040	114,131	411,171

Depreciation and amortization	73,482	38,241	111,723

012 Smile.Communications Ltd.

Notes to the Combined and Consolidated Financial Statements

(All amounts are in thousands except where otherwise stated)

Note 20 – Segment Reporting (cont’d)

Year ended December 31, 2007

	Broadband	Traditional Voice	Total
	NIS	NIS	NIS

Total revenue	478,703	624,185	1,102,888

Gross profit	212,384	128,299	340,683

Selling and marketing			157,304
General and administrative			57,984
Impairment and other charges			10,433

Operating income			114,962

Financial income			4,694
Financial expenses			56,737

			52,043
Income before income taxes			62,919

Goodwill attributed to the segment	297,040	114,131	411,171

Depreciation and amortization	77,266	33,715	110,981

Year ended December 31, 2006

	Broadband	Traditional Voice	Total
	NIS	NIS	NIS

Total revenue	183,096	159,990	343,086

Gross profit	90,577	27,944	118,521

Selling and marketing			59,864
General and administrative			22,921
Operating income			10,187

			25,549
Financial income			1,829
Financial expenses			19,095

			17,266
Income before income taxes			8,283

Goodwill attributed to the segment	296,307	113,849	410,156

Depreciation and amortization	17,894	3,539	21,433